UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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American Virtual Cloud Technologies, Inc.

(Name of Registrant As Specified In Its Charter)

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  Preliminary Copy

American Virtual Cloud Technologies, Inc.

1720 Peachtree Street, Suite 629
Atlanta, GA 30309
(404) 234-3098

NOTICE OF WRITTEN CONSENT OF STOCKHOLDERS

To the Stockholders of American Virtual Cloud Technologies, Inc.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of American Virtual Cloud Technologies, Inc., a Delaware corporation (the “Company,” “AVCT,” “we,” or “us”), in connection with action taken by written consent, pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”), of the holders of a majority of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company to approve, as required by NASDAQ Rule 5635, the issuance of shares of Company common stock on the terms and subject to the conditions described in the Information Statement.

This Information Statement is being furnished to our stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder, solely for the purpose of informing our stockholders of the action taken by the written consent.

This is not a notice of a meeting and no stockholders’ meeting will be held to consider the matters described herein. THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

Darrell J. Mays Chief Executive Officer

April   , 2020

American Virtual Cloud Technologies, Inc.

INFORMATION STATEMENT

Unless otherwise noted, references to “AVCT” the “Company,” “we,” “our,” or “us” mean American Virtual Cloud Technologies, Inc., a Delaware corporation. Our principal executive offices are located at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309, telephone (404) 234-3098.

We are furnishing this Information Statement in connection with action taken by stockholders holding a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”).

NASDAQ Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

NASDAQ Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

NASDAQ Rule 5635(d) requires stockholder approval prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the “Minimum Price,” defined as the lower of the closing price immediately prior to the execution of the binding agreement or the average closing price of the common stock for the 5 trading days immediately preceding the execution of the binding agreement.

By written consent dated April 2, 2020, as permitted by Section 228 of the DGCL, the stockholders of record representing a majority of the outstanding shares of Common Stock approved, as required by NASDAQ Rule 5635, the issuance of (i) the units of certain securities of the Company (the “Units”), with each Unit consisting of $1,000 in principal amount of our Series A convertible debentures (the “Debentures”) and a warrant to purchase 100 shares of common stock at an exercise price of $0.01 per whole share (the “Warrants”), (ii) the shares of Common Stock issuable upon conversion of the Debentures (the “Conversion Shares”), and (iii) the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”).

We are not seeking a consent, authorization or proxy from you. Section 228 of the DGCL permits the stockholders of a Delaware corporation to take action without a meeting upon the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, unless otherwise provided in the corporation’s certificate of incorporation. Approval by the holders of at least a majority of the outstanding shares of Common Stock was required to approve the issuance of the Units, the Conversion Shares and the Warrant Shares.

This Information Statement is being mailed on or about April [__], 2020, to the holders of our common stock as of [__] (the “Record Date”). As of the close of business on the Record date, we had outstanding 19,635,830 shares of Common Stock.

NOTICE PURSUANT TO SECTION 228

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. Exhibit A to this Information Statement serves as the notice required by Section 228 of the DGCL.

APPROVAL OF THE ISSUANCE OF THE UNITS, CONVERSION SHARES AND WARRANT SHARES

On April 3, 2020, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which certain investors (each an “Investor”) agreed to purchase, and the Company agreed to sell to the Investors, in a private placement (the “Private Placement”), a certain number of Units, with each Unit consisting of (i) $1,000 in principal amount of the Debentures and (ii) one Warrant. The purpose of the Private Placement was to provide financing to the Company in connection with the business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated July 24, 2019, as amended (the “Business Combination Agreement”), by and among Pensare, Tango Merger Sub Corp., a Delaware corporation (“Merger Sub”), Stratos Management Systems Holdings, LLC, a Delaware limited liability company (“Holdings”), and Stratos Management Systems, Inc., a Delaware corporation (“Computex”), pursuant to which Computex merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Pensare (the “Surviving Corporation”), which Business Combination was consummated on April 7, 2020. The initial closing of the sale of Units pursuant to the Securities Purchase Agreement was contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination, and occurred on April 7, 2020 (the “Closing”) in connection with the consummation of the Business Combination. The issuances of such securities were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

At the Closing, the Company issued to Investors approximately 43,434 Units for an aggregate purchase price of approximately $43.4 million, including $3.0 million in Units to MasTec, Inc., a greater than 5% stockholder of the Company (“MasTec”), $20.0 million in Units to Holdings pursuant to the terms of the Business Combination Agreement and approximately $8.8 million in Units to Pensare Sponsor Group, LLC (the “Sponsor”) in exchange for the cancellation of indebtedness previously incurred by the Company to the Sponsor.

Pursuant to the terms of the Securities Purchase Agreement, the Company may issue up to approximately 56,566 additional Units in the aggregate in one or more subsequent closings, through August 5, 2020.

Debentures

At the Closing, the Company issued to Investors Debentures having an aggregate principal amount of approximately $43.4 million. The Debentures bear interest at a rate of 10% per annum, payable quarterly on the last day of each calendar quarter in the form of additional Debentures, except upon maturity in which case accrued and unpaid interest is payable in cash. The entire principal amount of each Debenture, together with accrued and unpaid interest thereon, is due and payable on the earlier of (i) such date, commencing on or after October 7, 2022, as the holder thereof, at its sole option, upon not less than 30 days’ prior written notice to the Company, demands payment thereof and (ii) the occurrence of a Change in Control (as defined in the Debentures).

Each Debenture is convertible, in whole or in part, at any time at the option of the holder thereof into that number of shares of Common Stock calculated by dividing the principal amount being converted, together with all accrued but unpaid interest thereon, by the applicable conversion price, initially $3.45. The conversion price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and is also subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for, Common Stock at a price below the then-applicable conversion price (subject to certain exceptions). The Debentures are subject to mandatory conversion if the closing price of the Common Stock exceeds $6.00 for any 40 trading days within a consecutive 60 trading day-period, subject to the satisfaction of certain other conditions. The Debentures are subordinated to all Senior Indebtedness (as defined in the Debentures), including indebtedness under the existing Credit Agreement, dated December 18, 2017.

A copy of the form of Debenture was included as exhibit 10.5 to the Current Report on Form 8-K we filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2020.

Warrants

At the Closing, the Company issued to Investors Warrants to purchase an aggregate of up to 4,343,432 shares of Common Stock (including Warrants to purchase up to 2,000,000 shares, 883,057 shares, and 300,000 shares issued to Holdings, the Sponsor and MasTec, respectively, as part of the Units issued to them), at an exercise price of $0.01 per share. The Warrants are exercisable at any time through the fifth anniversary of the date of issuance. The number of shares issuable upon exercise of each Warrant is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like.

A copy of the form of Warrant was included as exhibit 10.6 to the Current Report on Form 8-K we filed with SEC on April 14, 2020.

Shares Issuable Upon Conversion of the Notes and Exercise of the Warrants

As of the record date, based on the approximately $43.4 million in aggregate principal amount of Debentures and the 4,343,432 Warrants outstanding, we could be required to issue approximately 12.6 million shares of Common Stock upon conversion of the Debentures and approximately 4.3 million shares of Common Stock upon exercise of the Warrants. If we were to issue the full amount of the 100,000 Units issuable pursuant to the terms of the Securities Purchase Agreement, we could be required to issue an aggregate of approximately 29.0 million shares of Common Stock upon conversion of the Debentures and an aggregate of 10.0 million shares of Common Stock upon exercise of the Warrants. The number of shares of Common Stock issuable may be increased as a result of the anti-dilution provisions of the Debentures and the issuance of additional Debentures payable as interest on the Debentures.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officers and directors, nor any of their associates, has any interest in the actions approved by our stockholders and described in this Information Statement except in their capacity as holders of our Common Stock (which interest does not differ from that of the other holders of our Common Stock), except that certain of our officers and directors, or entities affiliated with them, acquired Units on April 7, 2020, as follows:

●	Stratos Management Systems Holdings, LLC acquired 20,000 Units, as partial consideration for the sale of Computex to us pursuant to the terms of the Business Combination Agreement;

●	The daughter of Darrell J. Mays, our Chief Executive Officer and a member of our board of directors, purchased 250 Units pursuant to the Securities Purchase Agreement;

●	U. Bertram Ellis, Jr., a member of our board of directors, purchased 250 Units pursuant to the Securities Purchase Agreement;

●	An entity controlled by Larry Mock, the Chairman of our board of directors, purchased 500 Units pursuant to the Securities Purchase Agreement; and

●	The Sponsor acquired Units in exchange for the cancellation of indebtedness, as discussed above. Darrell J. Mays, our Chief Executive Officer and a member of our board of directors, is the managing member of, and owns an interest in, the Sponsor.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of our Common Stock as of the Record Date by:

●	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The calculation of percentage of beneficial ownership is based on 19,635,830 shares of Common Stock that were outstanding as of the Record Date, including the 3,105,000 shares that were issued as a result of the conversion of the Company’s rights.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Outstanding Shares of Common Stock
Directors and Executive Officers of the Company:
Pensare Sponsor Group, LLC	16,278,433	(2)(3)	54.1%
Darrell J. Mays	16,375,897	(2)(3)(4)	54.2%
Lawrence E. Mock, Jr.(5)	16,181,519	(6)(7)	58.6%
Thomas H. King	—		—
Graham McGonigal	—		—
Sam Haffar	—		—
Mark Downs	—		—
U. Bertram Ellis, Jr.	124,464	(8)	*
Suzanne Shank	27,000		*
Karl Krapek	27,000		*
Dennis Lockhart	27,000		*
Dr. Klaas Baks	27,000		*
All directors and executive officers as a group (eleven individuals)	32,789,880		85.7%
Five Percent or More Holders and Certain Other Holders:
Navigation Capital Partners II, L.P.(7)	15,986,591		58.3%
MasTec, Inc.(9)	4,870,565		21.4%
BlueCrest Capital Management Limited(10)	1,125,313		5.7%
Davidson Kempner Capital Management LP(11)	1,109,879		5.4%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the persons and entities is 1720 Peachtree Street, Suite 629, Atlanta, GA 30309.

(2)	Represents shares held by Pensare Sponsor Group, LLC, of which Mr. Mays is the managing member.

(3)	Includes 7,017,290 shares of Common Stock underlying the Private Placement Warrants which may be exercised commencing 30 days after the Closing, 883,057 shares of Common Stock underlying Warrants and 2,559,586 shares of Common Stock underlying Debentures in the principal amount of $8,830,570.

(4)	Includes 25,000 shares of Common Stock underlying Warrants and 72,464 shares of Common Stock underlying Debentures in the principal amount of $250,000 held directly by Mr. Mays’ daughter.

(5)	Mr. Mock and Mr. Foley hold economic interests in Pensare Sponsor Group, LLC and pecuniary interests in the securities held by Pensare Sponsor Group, LLC. Each of Mr. Mock and Mr. Foley disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(6)	Includes 194,928 shares of Common Stock underlying Units consisting of Warrants to purchase 50,000 shares of Common Stock and Debentures in the principal amount of $500,000 held directly by Nobadeer LP and indirectly by Lawrence E. Mock, Jr. who is the general partner of Nobadeer LP. Mr. Mock disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(7)	According to a Schedule 13D filed with the SEC on April 20, 2020. Includes 8,189,490 shares of Common Stock issued to Holdings as part of the consideration for the Business Combination, 2,000,000 shares of Common Stock underlying Warrants and 5,797,101 shares of Common Stock underlying Debentures in the principal amount of $20,000,000. Navigation Capital Partners II, L.P., is a Delaware limited partnership (“Navigation Capital”). NCP General Partner II, LLC, is a Delaware limited liability company, and the general partner of Navigation Capital (“NCP GP”). Lawrence E. Mock is a citizen of the United States of America and a manager of NCP GP. John S. Richardson is a citizen of the United States of America and a manager of NCP GP (collectively with Navigation Capital, NCP GP, and Mr. Mock, the “Navigation Reporting Persons”). Stratos Management Systems Holdings, LLC, is a Delaware limited liability company. Navigation Capital is a privately-owned Delaware limited partnership and owns approximately 64.1% of the preferred units in Holdings. The address of the principal business office of the Navigation Reporting Persons and Holdings is 2870 Peachtree Rd NW, Unit 509, Atlanta, GA 30305. Mr. Mock and Mr. Richardson are individuals with a business address at 2870 Peachtree Rd NW, Unit 509, Atlanta GA 30305.

(8)	Includes 97,464 shares of common stock underlying Units consisting of Warrants to purchase 25,000 shares of Common Stock and Debentures in the principal amount of $250,000.

(9)	According to a Schedule 13D filed with the SEC on April 17, 2020, on behalf of MasTec, Inc. Includes 1,701,000 shares of Common Stock, 2,000,000 shares of Common Stock underlying the Private Placement Warrants which may be exercised commencing 30 days after the Closing, 300,000 shares of Common Stock underlying Warrants and 869,565 shares of Common Stock underlying Debentures in the principal amount of $3,000,000. The business address of this stockholder is 800 S Douglas Road, 12th Floor Coral Gables, FL 33134.

(10)	According to a Schedule 13G filed with the SEC on April 20, 2020, on behalf of BlueCrest Capital Management Limited (the “Investment Manager”), which serves as investment manager to Millais Limited, a Cayman Islands exempted company (the “Fund”); and Michael Platt, who serves as principal, director, and control person of the Investment Manager, with respect to the shares of Common Stock held for the account of the Fund. Millais USA LLC acts as sub-investment manager of the Fund, and reports to the Investment Manager. The business address of this stockholder is Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands JE2 4HR.

(11)	Includes 924,900 shares of Common Stock issuable upon exercise of Warrants, according to a Schedule 13G filed with the SEC on April 17, 2020, on behalf of: (i) Davidson Kempner Partners, a New York limited partnership (“DKP”). MHD Management Co., a New York limited partnership (“MHD”), is the general partner of DKP and MHD Management Co. GP, L.L.C., a Delaware limited liability company, is the general partner of MHD. DKCM is responsible for the voting and investment decisions of DKP; (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”). Davidson Kempner Advisers Inc., a New York corporation, is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP; (iii) Davidson Kempner International, Ltd., a British Virgin Islands business company (“DKIL”). DKCM is the investment manager of DKIL and is responsible for the voting and investment decisions of DKIL; (iv) Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the U.S. Securities and Exchange Commission, acts as investment manager to each of DKP, DKIP and DKIL (“DKCM”) either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons; and (v) Mr. Anthony A. Yoseloff through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL reported above. The business address of this stockholder is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

ADDITIONAL INFORMATION

We are subject to the information of the Exchange Act and, in accordance with the requirements of the Exchange Act, file reports and other information with the SEC. Copies of these reports and other information may be viewed at the SEC’s website at www.sec.gov.

DISTRIBUTION OF INFORMATION STATEMENT

The cost of distributing this Information Statement has been borne by us. The distribution will be made by mail.

By Order of the Board of Directors

Darrell J. Mays
Chief Executive Officer

April [__], 2020

Exhibit A

American Virtual Cloud Technologies, Inc.

NOTICE PURSUANT TO SECTION 228

OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

April , 2020

To the Stockholders of American Virtual Cloud Technologies, Inc.:

The purpose of this letter is to notify you that certain actions have been taken by written consent of the stockholders of American Virtual Cloud Technologies, Inc. (the “Company”) pursuant to Section 228 of the Delaware General Corporation Law. Section 228 permits a Delaware corporation to take a corporate action that requires stockholder approval without holding a stockholders meeting if the corporation: (a) obtains the written consent of those stockholders who would have been entitled to cast at least the minimum number of votes that would be necessary to authorize or take such action at a stockholders meeting and (b) gives prompt notice of the corporate action to those stockholders who do not consent in writing.

Accordingly, this letter constitutes notice that, by written consent dated April 2, 2020, the stockholders of the Company, as of the record date of [__], 2020, who would have been entitled to cast at least the minimum number of votes necessary to authorize such action at a meeting of stockholders authorized the issuance of the Units, Conversion Shares, and Warrant Shares.

Sincerely,

Darrell J. Mays
Chief Executive Officer